UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2026

FINGERMOTION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41187	46-4600326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Somerset Road, Level 3

Singapore 238164

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (347) 349-5339

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FNGR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement

FingerMotion, Inc. (the “Company”) entered into a definitive Share Purchase Agreement dated as of September 23, 2026 (the “Agreement”) with individual shareholders of Newbit (the “Vendors”) and Newbit Technology Inc. (“Newbit” or the “Target”), a British Columbia corporation extra-provincially registered in Alberta.

Under the Agreement, FingerMotion has agreed to purchase 100% of the issued and outstanding shares of Newbit for a purchase price of US$2,300,000 in cash, exclusive of GST, on a cash-free, debt-free basis, subject to customary leakage and debt adjustments. Newbit holds the surface tenure, development and building permits, pipeline and metering infrastructure, environmental and Alberta Utilities Commission Rule 007 registration, and related rights associated with the Company’s previously disclosed 9.9 MW behind-the-meter site in the County of Newell, Alberta (Brooks Campus #1), identified at approximately 50.469862° N, 111.602257° W.

The Agreement restates and implements the binding memorandum of understanding dated September 8, 2026 and the binding commitment announced by the Company on September 10, 2026. A deposit of US$230,000 was previously paid and is held in trust. A further deposit of US$230,000 is payable on execution of the Agreement. The remaining approximately US$1,840,000 is payable in cash at closing. There is no indemnity holdback or escrow. Closing is targeted for the third business day after satisfaction or waiver of conditions, and in any event on or before the outside date of October 29, 2026.

Included rights and assets at closing (subject to permitted encumbrances)

●	Surface lease of the Site with the Board of Trustees of the Eastern Irrigation District, including renewal and extension rights

●	County of Newell Development Permit 2022055 and associated building and electrical permits

●	Master Road Use Agreement with Canadian Natural Resources Limited

●	Pipeline right of way and gas receipt and delivery infrastructure serving the Site

●	Environmental Protection and Enhancement Act (Alberta) approval and AUC Rule 007 registration in respect of the isolated generating unit at the Site

●	Fixed civil works, foundations, hardstand, drainage, fencing and related site studies

Generating equipment and other movable plant are excluded and are to be removed before closing. The Company is acquiring the Target, and therefore the fixed improvements, on an as-is, where-is basis as to physical condition only. Title, permits, environmental matters and absence of encumbrances remain the subject of the Agreement’s representations, conditions and indemnities.

Gas supply

The prior gas supply agreement relating to the Site has been terminated following cessation of offtake. Newbit and Pivotal Energy Partners have entered into a letter of intent for a new gas supply agreement. Following execution of the Agreement and payment of the further deposit, Newbit is obligated to arrange execution of a new gas supply agreement between Pivotal and FingerMotion (or, at FingerMotion’s election, Newbit) on terms consistent with that letter of intent and otherwise acceptable to FingerMotion, acting reasonably. FingerMotion will be responsible for any deposit or security required under the new gas supply agreement. Execution of the new gas supply agreement, together with Pivotal’s written consent to the change of control, is a condition to FingerMotion’s obligation to close.

Other principal conditions and terms

FingerMotion’s obligation to close is also conditioned on, among other things: written consent of the Eastern Irrigation District to the change of control and any required lease assignment; confirmation that the shares and included assets are free and clear of encumbrances other than permitted encumbrances and that no material adverse effect has occurred; delivery of customary closing instruments; accuracy of representations; and completion of remaining due diligence to FingerMotion’s reasonable satisfaction. Approval of the AUC for any change of generating units is not a closing condition and is FingerMotion’s post-closing responsibility.

The Vendors have agreed to joint and several indemnities, including for pre-closing taxes, financial debt, leakage, title and specified environmental matters arising from the Target’s operations. General representation claims are subject to a US$125,000 deductible and a cap of US$460,000 (20% of the purchase price). Fundamental representations, title, tax, fraud and willful misconduct are uncapped. FingerMotion will not retain a purchase-price holdback.

Item 8.01 Other Events.

On September 29, 2026, FingerMotion, Inc. (the “Company”) issued a press release announcing the definitive Share Purchase Agreement referenced in Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Share Purchase Agreement
99.1	Press Release of FingerMotion, Inc., dated September 29, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.

Date: September 29, 2026	By:	/s/ Jolie Kahn
	Name:	Jolie Kahn
	Title:	Chief Executive Officer and Director